EXHIBIT 10.1

EXECUTION COPY

SEPARATION AGREEMENT AND GENERAL RELEASE

This SEPARATION AGREEMENT AND GENERAL RELEASE (the “Agreement”) is entered into by and between DONALD JONES (hereinafter referred to as “Employee”) and FREDERICK’S OF HOLLYWOOD GROUP INC., a New York corporation (hereinafter referred to as the “Company”).

Recitals

A.              Employee has been employed by the Company since August 22, 2011. Employee’s last day of employment will be March 15, 2013.

B.              Employee and the Company wish to enter into an Agreement to clarify and resolve any disputes that may exist between them arising out of the employment relationship and its termination, and any continuing obligations of the parties to one another following the end of the employment relationship. This Agreement constitutes the entire agreement of the parties with respect to their post-employment relationship.

C.              In consideration of the Company’s agreement to pay Employee a termination payment set forth herein, the Company has asked Employee to waive any and all rights Employee may have in potential claims against the Company. The Company has advised Employee of Employee’s right to consult an attorney at Employee’s own expense prior to signing this Agreement and has provided Employee with twenty-one (21) calendar days in which to consider this Agreement and seek legal assistance. Employee has either consulted an attorney of Employee’s choice or voluntarily elected not to consult legal counsel, and understands that Employee is waiving all potential claims against the Company and its agents.

D.              This Agreement is not and should not be construed as an admission or statement by either party that it or any other party has acted wrongfully or unlawfully. Both parties expressly deny any wrongful or unlawful action and enter this Agreement for the sole purpose of clarifying and resolving any potential issues between them.

E.               The Effective Date of this Agreement is defined in Section 10(d) hereof. Each of the covenants and obligations set forth herein is contingent upon the occurrence of the Effective Date.

Agreements

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises contained below, it is agreed as follows:

1.                  Employment Ending Date. Employee’s employment with Company will terminate effective on March 15, 2013 (“Termination Date”). Employee will have no further employment duties or responsibilities to the Company after the Termination Date. Should Employee file a claim for unemployment benefits following the Termination Date, the Company will not contest it.

2.                  Separation Benefits. Employee is not eligible for any payments or benefits by virtue of Employee’s employment with the Company or termination thereof except for those expressly described in this Agreement. Employee will not receive the pay and benefits described in Section 2 of this Agreement if Employee (i) does not sign and return this Agreement, (ii) revokes this Agreement after signing it during the applicable revocation period, or (iii) violates any of the terms and conditions set forth in this Agreement. If Employee timely signs this Agreement and does not revoke it, and complies with the terms of this Agreement, Employee will receive the following benefits in consideration of Employee’s releases of claims in favor of the Company, which are in addition to anything Employee is otherwise entitled to or has been paid by the Company, including but not limited to any accrued and unused vacation pay:

(a)                The Company shall pay Employee the aggregate gross amount of $200,000 (six (6) months’ base salary), less applicable withholding deductions (the “Severance Amount”), which will be paid in accordance with the Company’s customary payroll procedures commencing with the first payroll date following the Effective Date, as defined in Section 10(d) of this Agreement, and continuing until the Severance Amount is paid in full.

(b)               Employee’s medical, dental and vision benefits coverage will end as of the last day of the month in which Employee’s employment terminates, unless Employee elects to self-pay for health insurance continuation benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA).

(c)                The Company currently maintains a $1,500,000 life insurance policy for Employee’s benefit (Carrier: ING Reliastar Life), for which the cost of the annual premium has previously been paid for the annual period ended February 23, 2013. If employee desires to continue coverage under this policy after the Termination Date, the Company shall transfer ownership of the policy to Employee. Employee will be responsible for payment directly to the carrier of all premiums after the Termination Date and the Company will not have any further obligation to pay any costs or premiums associated with such insurance plan at any time.

(d)               Employee has been covered under a Company group long-term disability insurance policy (“Group LTD”) and a Company group core life and AD&D insurance policy (“Group Life” and, together with Group LTD, the “Policies”) (Carrier: Cigna). In the event Employee elects to continue coverage and convert the Policies to individual policies after the Termination Date, Employee will be responsible for payment directly to the carrier of all premiums after the Termination Date and the Company will not have any further obligation to pay any costs or premiums associated with the Policies at any time.

(e)                Except as expressly provided in this Section 2 or as required by applicable law, Employee shall not have the right to continue participation in any Company benefit plan following the Termination Date.

(f)                Pursuant to a Stock Option Agreement, dated September 8, 2011, between the Company and Employee (“September 2011 Option Agreement”), Employee was granted 150,000 stock options with an exercise price of $0.62 per share under the Company’s 2010 Long Term Incentive Equity Plan (“2010 Plan”), of which 75,000 stock options have previously vested. In accordance with the terms of the September 2011 Option Agreement, the 75,000 stock options that would have otherwise vested on August 22, 2013 will continue to vest as scheduled, and such stock options, together with the 75,000 stock options that have previously vested, will continue to be exercisable until September 7, 2021.

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(g)               Pursuant to a Stock Option Agreement, dated January 11, 2012, between the Company and Employee (“January 2012 Option Agreement”), Employee was granted 42,000 stock options with an exercise price of $0.40 per share under the 2010 Plan, of which 28,000 stock options have previously vested. In accordance with the terms of the January 2012 Option Agreement, any stock options that have vested as of the Termination Date will be exercisable for a period of three (3) months after the Termination Date. Any stock options that have not vested as of the Termination Date will expire on the Termination Date.

(h)               Pursuant to a Restricted Stock Agreement, dated September 8, 2011, between the Company and Employee (“September 2011 Restricted Stock Agreement”), Employee was issued 80,000 shares of restricted stock under the 2010 Plan, of which 40,000 shares have previously vested and 40,000 shares are scheduled to vest on August 22, 2013. In accordance with the terms of the September 2011 Restricted Stock Agreement, the 40,000 shares of restricted stock that have vested as of the Termination Date will remain vested and outstanding, and the 40,000 shares of restricted stock that would have otherwise vested on August 22, 2013 will continue to vest as scheduled.

(i)                 Pursuant to a Restricted Stock Agreement, dated January 11, 2012, between the Company and Employee (“January 2012 Restricted Stock Agreement”), Employee was issued 18,000 shares of restricted stock under the 2010 Plan, of which 12,000 shares have previously vested and 6,000 shares are scheduled to vest on January 12, 2014. In accordance with the terms of the January 2012 Restricted Stock Agreement, the 12,000 shares of restricted stock that have vested as of the Termination Date will remain vested and outstanding, and the 6,000 shares of restricted stock that have not vested as of the Termination Date will expire on the Termination Date.

(j)                 Employee shall remain subject to the Company’s Insider Trading Policy and applicable securities laws, which impose limits on when employees or recently separated employees are permitted to trade in the Company’s securities.

3.                  Other Payments. The Company will pay Employee:

(a)                an amount representing all accrued but unused vacation time as of the Termination Date, less all applicable withholding deductions, payable in a lump sum on the Termination Date. As of the Termination Date, Employee had 119.38 hours of accrued and unused vacation time; and

(b)               subject to presentation of appropriate documentation, all valid business expenses incurred through the Termination Date, payable as soon as practicable thereafter.

4.                  Return of Company Property. Employee covenants, represents and warrants to the Company that, on or prior to the Termination Date, Employee will return to the Company any and all materials and property of the Company of any type whatsoever (including, without limitation, all computers, computer equipment, any mobile phones and devices, all credit cards, office keys, identification badges, access cards, correspondence, tangible proprietary information, documents, records, notes, contracts, and other confidential or proprietary materials) that have been in Employee’s possession or control.

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5.                  Survival of Certain Employment Agreement Provisions. As of the Effective Date (defined in Section 10(d)), all rights, obligations and responsibilities of the parties under the Employment Agreement between the Company and Employee, dated September 8, 2011 (“Employment Agreement”) are terminated in all respects, except for Employee’s obligations under Section 6 of the Employment Agreement relating to non-disclosure of the Company’s confidential information and non-solicitation, which survive termination of the Employment Agreement.

6.                  Confidentiality of Separation Agreement; Non-Disparagement.

(a)                Employee agrees to keep the terms of this Agreement (including, but not limited to the Severance Amount) and any negotiations related thereto, completely confidential, and not to disclose any information concerning this Agreement or its terms except (i) to Employee’s immediate family, legal counsel, and/or financial advisors, who will be informed of and bound by this confidentiality clause, (ii) in response to a subpoena issued by a court of competent jurisdiction or as otherwise required by law and (iii) Employee may disclose the terms of (but not the negotiations related to) this Agreement once the Agreement has been publicly filed with the U.S. Securities and Exchange Commission (“SEC”).

(b)               Employee shall refrain from disparaging the Company, its subsidiaries, its affiliates and their respective officers, directors, independent contractors and employees.

(c)                Management of the Company will respond to any inquiries from prospective employers of Employee by verifying Employee’s prior dates of employment, salary and title, without disparaging comment or information.

7.                  General Release of Claims. Employee expressly waives any and all claims against the Company and releases the Company, including, without limitation, its officers, directors, members, shareholders, managers, consultants, agents, attorneys, parent and subsidiary corporations, and representatives (the “Company Releasees”), from any and all claims that Employee may have against the Company Releasees, or any of them, arising from events that occurred prior to the Effective Date, including but not limited to claims in any way connected with Employee’s employment with the Company and the termination thereof, whether or not such claims are presently known or unknown to Employee. It is understood that this release includes, but is not limited to, any claims for wages, commissions, bonuses, employment benefits, or damages of any kind whatsoever, arising out of contracts, express or implied, any covenant of good faith and fair dealing, express or implied, any theory of unlawful discharge, any legal restriction on the Company’s right to terminate employees, or any federal, state or other government statute or ordinance, including, without limitation: Title VII of the Civil Rights Act of 1964; the federal Age Discrimination in Employment Act of 1967 (29 U.S.C. § 621, et seq.); the Americans with Disabilities Act (ADA); the ADA Amendments Act; the Employee Retirement Income Security Act of 1974, as amended (ERISA); 42 U.S.C. § 1981; the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq. (OSHA); Family and Medical Leave Act, 29 U.S.C. § 2601 et seq, (FMLA); Worker Adjustment and Retraining Notification Act, 29 U.S.C. §§ 2101-2109 (WARN); the federal False Claims Act; the Fair Labor Standards Act; the California Fair Employment and Housing Act, as amended, including, without limitation, 2 California Code of Regulations § 7287.4(d)(1); California Government Code §§ 12940, et seq, the California Business and Professions Code; the California Labor Code, the California Constitution; California Industrial Welfare Commission Wage Orders; any state laws concerning discrimination or harassment; or any other legal limitation on the employment relationship.

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This waiver and release shall not waive or release claims where the events in dispute first arise after execution of this Agreement, nor shall it preclude Employee or the Company from filing a lawsuit for the exclusive purpose of enforcing Employee’s or the Company’s rights under this Agreement.

8.                  No Existing Claims. Employee warrants that neither Employee nor Employee’s successors, heirs, administrators, executors, assigns, attorneys, agents, or representatives have (a) filed, or intend to file, any complaints, charges, grievances or lawsuits against the Company Releasees with any federal, state, or other court or agency in any jurisdiction inside or outside the United States or (b) commenced, or intend to commence, any arbitration or other dispute resolution process, and Employee for himself, his successors, heirs, administrators, executors, assigns, attorneys, agents, and representatives, warrants that they will not do so at any time hereafter, and that if any such other complaint, charge, lawsuit, or arbitration has been filed, it will be immediately dismissed with prejudice.

9.                  Release of Unknown Claims. It is the intention of Employee and the Company that this Agreement is a General Release which shall be effective as a bar to each and every claim, demand, or cause of action it releases. Employee recognizes that Employee may have some claim, demand, or cause of action against the Company of which Employee is totally unaware and unsuspecting which Employee is giving up by execution of the General Release. It is the intention of Employee in executing this Agreement that it will deprive Employee of each such claim, demand or cause of action and prevent Employee from asserting it against the Company. In furtherance of this intention, Employee expressly waives any rights or benefits conferred by the provisions of, including but not limited to Section 1542 of the Civil Code of the State of California (or any similar laws of other jurisdictions), which provides as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

10.              Right of Revocation. In compliance with the Older Workers Benefit Protection Act (P.L. 101433), Employee does hereby acknowledge and agree as follows:

(a)                That this Agreement does not purport to waive rights or claims that may arise from acts or events occurring after the date that this Agreement is executed by the parties;

(b)               That this Agreement specifically applies to any rights or claims Employee may have against the Company under the federal Age Discrimination in Employment Act of 1967, as amended;

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(c)                That the consideration provided for in this Agreement is in addition to that to which Employee is already entitled;

(d)               That this Agreement shall be revocable by Employee for a seven (7) day period following execution of this Agreement by Employee. Accordingly, this Agreement shall not become effective or enforceable until the expiration of the seven (7) day revocation period (“Effective Date”); and

(e)                That Employee, having carefully read this Agreement and knowing the contents hereof, freely and voluntarily consents to all the terms and conditions herein, understands the final and binding effect of this Agreement, has been advised of Employee’s right to and has been given a chance to consult with and review this Agreement with an attorney of Employee’s choice prior to signing this Agreement, and has been given a period of twenty-one (21) days within which to consider whether to sign this Agreement. In the event that Employee chooses to waive this twenty-one (21) day period, Employee acknowledges that Employee was given a reasonable period of time within which to consider this Agreement and that Employee’s waiver was made freely and voluntarily and without duress or any coercion by any other person, including anyone at the Company or the Company Releasees.

11.              Cooperation. Employee agrees to cooperate with the Company, its financial and legal advisors and/or government officials in connection with any business matters in which Employee was involved or any claims, investigations, administrative proceedings or lawsuits which relate to Employee’s employment with the Company. Any request for Employee’s cooperation will be upon reasonable advance written notice. All cooperation from Employee will be at mutually convenient times and locations.

12.              Severability. The provisions of this Agreement are severable, and if any part of it is found to be unlawful or unenforceable, the other provisions of this Agreement shall remain fully valid and enforceable to the maximum extent consistent with applicable law.

13.              Entire Agreement. This Agreement sets forth the entire understanding between Employee and the Company and supersedes any prior agreements or understandings, express or implied, pertaining to the terms of Employee’s employment with the Company and the termination of the employment relationship. Employee acknowledges that in executing this Agreement, Employee does not rely upon any representation or statement by any representative of the Company concerning the subject matter of this Agreement.

14.              Governing Law. This Agreement shall be construed as a whole in accordance with its fair meaning and in accordance with the laws of the State of California. The language of this Agreement shall not be construed for or against any particular party. The headings used herein are for reference only and shall not affect the construction of this Agreement.

15.              Attorney’s Fees. Should legal action be necessary to enforce or interpret this Agreement, the prevailing party shall be entitled to reasonable attorney’s fees and costs.

16.              Internal Revenue Code Section 409(A). The Company and Employee intend that this Agreement be fully compliant with the requirements of Internal Revenue Code Section 409(A), and will take such steps and measures as may be or become necessary to prevent and avoid the imposition of penalty, excise tax, interest or other expense to the Company and Employee.

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17.              Successors and Assigns. This Agreement shall be binding upon, and inure to the benefit of, the parties’ respective successors, assigns, heirs and estates.

18.              Agreement Execution. Execution of this Agreement by facsimile or PDF signature will be acceptable. Additionally, the parties may sign separate copies of this Agreement, each of which shall be deemed an original, all of which shall together be deemed the same agreement.

19.              Captions. The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

20.              Further Assurances. From time to time, each of the parties shall execute, acknowledge, and deliver any instruments or documents necessary to carry out the purposes of this Agreement.

21.              Notices. If either party believes the other has failed to honor its obligations hereunder, it shall provide the other party written notice thereof, including a written description of the believed default, and then thirty (30) days in which to cure any such purported default. All notices provided for in this Agreement shall be in writing and shall be deemed to have been duly given (i) when delivered personally to the party to receive the same, or (ii) when sent by a nationally recognized overnight service provider such as FedEx, UPS or U.S. Postal Service Priority Mail, addressed to the party to receive the same at her or its address set forth below, or such other address as the party to receive the same shall have specified by written notice given in the manner provided in this Section 21. All notices shall be deemed to have been given as of the date of personal delivery or mailing thereof.

If to Employee:
Mr. Donald Jones

If to the Company:
Frederick’s of Hollywood, Inc.
6255 Sunset Blvd., 6th Floor

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IN WITNESS WHEREOF, the parties have executed this Agreement, consisting of eight (8) pages including this page, as of the dates indicated below.

FREDERICK’S OF HOLLYWOOD GROUP INC.
Date: March 18, 2013
	By:	/s/ Thomas J. Lynch
Thomas J. Lynch, Chief Executive Officer

EMPLOYEE:
Date: March 21, 2013
	By:	/s/ Donald Jones
Donald Jones

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